UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 FORM SD

SPECIALIZED DISCLOSURE REPORT

CARDIOVASCULAR SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
 ____________________________________________________

 Commission File No. 000-52082

Delaware	No. 41-1698056
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (651) 259-1600
  ____________________________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
 ☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period January 1 to December 31, 2013.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

Cardiovascular Systems, Inc.'s Conflict Minerals Report for the calendar year ended December 31, 2013 filed herewith as Exhibit 1.02, is available at www.csi.360.com.

Section 2 — Exhibits

Item 2.01 Exhibits

Exhibit 1.02     Conflict Minerals Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Dated: June 2, 2014		CARDIOVASCULAR SYSTEMS, INC.

	By	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer
(Principal Financial and Accounting Officer)